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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE) [_] Form 10-K   [_] Form 20-F   [_] Form 11-K    [X] Form 10-Q
            [_] Form N-SAR


     For Period Ended:  June 30, 2003
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     [_] Transition Report on Form 10-K      [_] Transition Report on Form 10-Q
     [_] Transition Report on Form 20-F      [_] Transition Report on Form N-SAR
     [_] Transition Report on Form 11-K
         For the Transition Period Ended:
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

Classic Bancshares, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

344 Seventeenth St.
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Address of Principal Executive Office (STREET AND NUMBER)

Ashland, Kentucky  41101
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City, State and Zip Code


                       PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
   [X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                See Attachment A.

                          PART IV -- OTHER INFORMATION

1. Name and telephone number of person to contact in regard to this notification

   Lisah M. Frazier, Chief Financial Officer    606          326-2800
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                  (Name)                    (Area Code) (Telephone Number)


2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months No or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
   identify report(s)                                           Yes [X]   No [_]

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in No the subject report or portion
   thereof?                                                     Yes [X]   No [_]


   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

   For the reasons stated in Attachment A, management has not yet finalized the calculation of earnings although management does anticipate an increase in earnings over the corresponding period in 2002.





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                            CLASSIC BANCSHARES, INC.
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                  (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 14, 2003                         By:  /s/ Lisah M. Frazier
                                                   --------------------------
                                              Name:  Lisah M. Frazier
                                              Title:  Chief Financial Officer

                                  ATTACHMENT A

                              PART III - NARRATIVE


         The subject report could not be filed on a timely basis without undue hardship as additional time is required to (i) incorporate into the Company's financial statements financial information from First Federal Financial Bancorp, Inc. which the Company acquired ten days prior to the quarter end and (ii) to accommodate the review and completion of the Form 10-QSB in light of the Company's recent change in independent auditors.